EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of January 21, 2016 by and between Star Vending Services Corp, f/k/a, ANDES 6 Inc. a Delaware Corporation ("Star Vending"), Star Vending Acquisition Corp., a Nevada Corporation ("Star Vending AQC") and Robert Thadeus Management Corp., a Nevada Corporation ("RTM"). This Agreement contemplates a tax-free merger of Star Vending AQC, with and into RTM in reorganization pursuant to Section 368 (a)(1)(A) of the Internal Revenue Code, in which the shareholder of RTM will receive Common Stock in Star Vending in exchange for shares of RTM, with the result that RTM becomes a subsidiary of Star Vending.

R E C I T A L S

A. Star Vending was incorporated in Delaware on January 29, 2015 as ANDES 6 Inc. Its current authorized capital stock consists of: (1) 100,000,000 shares of Common Stock, 0.0001 par value ("Star Vending, Common Stock"), of which 10,000,000 shares are issued and outstanding; and (2) 5,000,000 shares of Preferred Stock, 0.0001 par value ("Star Vending Preferred Stock"), none of which is outstanding. All issued and outstanding shares of Star Vending are owned by The Wiebort Living Trust (99.5%) and Richard Chiang (0.05%). The shares owned by The Wiebort Living Trust are being cancelled and reissued in conjunction with the merger provided for in this Agreement.

B. Star Vending AQC was incorporated in Nevada on January 13, 2016. Its authorized capital stock consists of: (1) 10 shares of Common Stock, ("Star Vending AQC Common Stock"), of which 10 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. All issued and outstanding shares of Star Vending AQC are owned by Star Vending.

C. RTM was incorporated in Nevada in 2013. Its authorized capital stock consists of: (1) 10 shares of Common Stock, par value $.01 dollars per share ("RTM Common Stock"), of which 10 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. All issued and outstanding shares of RTM are owned by The Wiebort Living Trust.

D. The respective Boards of Directors of Star Vending, Star Vending AQC, and RTM have each determined that it is advisable and in the best interests of their respective stockholders that Star Vending AQC merge with and into RTM upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a merger between Star Vending AQC with and into RTM so that RTM becomes a wholly owned subsidiary of Star Vending.

E. By a separate Share Cancellation Agreement, the shares of Star Vending. held in the name of The Wiebort Living Trust are cancelled in conjunction with the execution of this Agreement and Plan of Merger in consideration for the execution of the agreement in this Agreement and Plan of Merger to issue the same number of new shares to The Wiebort Living Trust at the time of the Merger after the value of RTM as a subsidiary had been acquired.

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F. The Board of Directors of each of the Constituent Corporations has approved this Merger Agreement.

G. For United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

H. The Parties desire in this Agreement to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

               NOW, THEREFORE, the parties do hereby agree that Star Vending AQC shall merge with and into RTM on the following terms, conditions and other provisions:

THE MERGER

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Star Vending AQC shall be merged with and into RTM (the "Merger"), and RTM shall be the surviving Corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Nevada (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Star Vending AQC shall cease; the corporate identity, existence, powers, rights and immunities of RTM as the Surviving Corporation shall continue unimpaired by the Merger; and RTM shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Star Vending AQC, all without further act or deed. As a result of the merger, RTM shall become a wholly-owned subsidiary of Star Vending.

3. GOVERNING DOCUMENTS. At the Effective Time, the Articles of Incorporation of RTM in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, and the Bylaws of RTM in effect immediately prior to the Effective Time, without amendment thereto, shall become the Bylaws of the Surviving Corporation.

4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of RTM shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

5. CONVERSION OF SHARES OF Star Vending AQC. Subject to the terms and conditions of this Agreement, at the Effective Time and without any further action on the part of any shareholder of Star Vending AQC:

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a. All 10 of the issued and outstanding shares of Star Vending AQC Common Stock outstanding immediately prior to the Effective Time shall be cancelled and Star Vending AQC merged into RTM.

b. At the Effective Time, all 10 shares of the issued and outstanding shares of RTM Common Stock all of which are held by The Wiebort Living Trust, will be delivered to the President of Star Vending. in exchange for a certificate for 9,950,000 shares of Star Vending.

c. The merger will result in Star Vending owning all of the issued and outstanding shares of RTM.

d. As of the Effective Time, after the exchange of shares referred to in paragraph b above, The Wiebort Living Trust, who immediately prior to the Effective Time held all 10 shares of the outstanding shares of the RTM Common Stock shall cease to have any rights with respect thereto, except the right to receive a certificate or certificates representing 9,950,000 of shares of the Star Vending Common Stock.

e. At the Effective Time, the stock certificate(s) representing all of the shares of outstanding stock of RTM (10 shares) shall be cancelled; the stock certificate of Star Vending AQC (10 shares) will be cancelled, a new stock certificate of RTM Common Stock in the amount of 10 shares will be issued to Star Vending; and a stock certificate representing 9,950,000 shares of Star Vending will be issued to The Wiebort Living Trust.

f. Star Vending AQC will be merged into RTM and RTM will become a wholly-owned subsidiary of Star Vending.

The merger transaction was approved by the Board of Directors and the Stockholder of RTM by a vote of all 10 shares in favor of the merger. The merger transaction was approved by the Board of Directors and the Stockholder of Star Vending AQC by a vote of all 10shares in favor of the merger. Pursuant to Nevada Corporations Code NRS 92A, since shares of a parent of the merging Corporation are to be issued in conjunction with the merger the merger transaction was approved by the Board of Directors of Star Vending and the Stockholders of Star Vending by a vote of all 10,000,000 shares outstanding in favor of the merger.

6. STOCK CERTIFICATES. Prior to the Effective Time, all 10 shares of Star Vending AQC common stock are owned by Star Vending. Prior to the Effective Time, all 10 shares of RTM common stock are owned by The Wiebort Living Trust. The registered owner on the books and records of RTM of any such outstanding stock certificate for RTM Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to RTM or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of RTM Common Stock evidenced by such outstanding certificate as above provided.

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7. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Star Vending AQC such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Star Vending AQC, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Star Vending AQC, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

8. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by Star Vending, the sole stockholder of Star Vending AQC, The Wiebort Living Trust, the sole shareholder of RTM and by the stockholders of Star Vending prior to or at the Effective Time.

9. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Star Vending AQC, the Board of Directors of RTM or the Board of Directors of Star Vending, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of Star Vending AQC, RTM and Star Vending.

10. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of Star Vending AQC, RTM and Star Vending, provided, however, that any amendment made subsequent to the adoption of this Agreement by the stockholder of Star Vending AQC, The Wiebort Living Trust, the sole shareholder of RTM or the stockholders of Star Vending shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of RTM; (ii) alter or change any of the terms of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Star Vending AQC, RTM or Star Vending.

11. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

12. DISSENTERS' RIGHTS. Holders of Dissenting Shares who have complied with all the requirements for perfecting the rights of dissenting shareholders as set forth in the Nevada General Corporation Law shall be entitled to their rights under such law.

13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

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14. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

ROBERT THADEUS MANAGEMENT CORP. a Nevada Corporation	STAR VENDING SERVICES CORP., formerly, ANDES 6 Inc. a Delaware Corporation
By: _/s/_Robert Wiebort Robert Wiebort President and Chief Executive Officer	By: _/s/_Robert Wiebort Robert Wiebort President and Chief Executive Officer
By: _/s/_Patrick_Paggi Patrick Paggi Chief Financial Officer
By: _/s/_Robert Wiebort Robert Wiebort VP Secretary	By: _/s/_Sandra Wiebort Sandra Wiebort VP Secretary

STAR VENDING ACQUISTION CORP.

a Nevada Corporation

By:  _/s/_Robert Wiebort

Robert Wiebort

President and Chief Executive Officer

By: _/s/_Robert Wiebort

Robert Wiebort

VP Secretary

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